STRUCTURED ASSET MORTGAGE INVESTMENTS INC.

Mortgage Pass-Through Certificates

TERMS AGREEMENT

          Dated: as of October 17, 2001

To: STRUCTURED ASSET MORTGAGE INVESTMENTS INC.
           f/k/a Bear Stearns Mortgage Securities Inc.

Re: Underwriting Agreement dated June 25, 1996

Underwriter:      Bear, Stearns & Co. Inc.

Series Designation:      Series 2001-4

Designation Schedule of the Certificates: Class A-1, Class A-2, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6, Class R-1, and Class R-2 Certificates

Terms of the Certificates to be Purchased by the Underwriter:

Designation	Initial Principal Amount	Pass-Through Rate

Class A-1 Certificates Class A-2 Certificates Class B-1 Certificates Class B-2 Certificates Class B-3 Certificates	$64,717,900 $14,607,800 $ 822,000 $ 822,000 $ 616,500	(1) (2) (3) (3) (3)

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(1)	The Class A-1 Certificates will bear interest at a variable pass-through rate equal to the weighted average of the net rates of the mortgage loans in mortgage loan group 1 less the premium rate owed to the certificate insurer.

(2)	The Class A-2 Certificates will bear interest at a variable pass-through rate equal to the weighted average of the net rates of the mortgage loans in mortgage loan group 2 less the premium rate owed to the certificate insurer.

(3)	The Class B-1, Class B-2 and Class B-3 Certificates will bear interest at a variable pass-through rate equal to the weighted average of the net rates of each mortgage loan group, weighted in proportion to the results of subtracting from the aggregate principal balance of each mortgage loan group the current principal amount of the related senior certificate group.

          The original principal amount of one or more Classes of Certificates may be increased or decreased by SAMI by up to 5%, depending upon the Mortgage Loans actually acquired by SAMI and delivered to the Trustee. In addition, the original principal amount of any Class of Certificates may be adjusted, as necessary, to obtain the required ratings on the Certificates from the Rating Agency. Accordingly, any investor’s commitments with respect to the Certificates may be correspondingly decreased or increased.

The Certificates purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in the Pooling and Servicing Agreement dated as of September 1, 2001, among Structured Asset Mortgage Investments Inc., as seller, EMC Mortgage Corporation, as master servicer, and Wells Fargo Bank Minnesota, National Association, as trustee.

Form of Certificates Being Purchased by the Underwriter: Book Entry.

Distribution Dates: The 25th day of each month or, if such 25th day is not a business day, the next succeeding business day commencing in October, 2001.

Certificate Rating for the Certificates Being Purchased by the Underwriter:

Class	Rating Moody's

Class A-1 Class A-2 Class B-1 Class B-2 Class B-3	Aaa Aaa Aa2 A2 Baa2

Mortgage Assets: The Mortgage Loans to be included in the Trust Fund are as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be $81,586,199.60 (plus $990,643.13 in accrued interest).

Credit Enhancement: Timely payment of interest and ultimate payment of prinicpal will be insured by MBIA. The Certificates will also be entitled to the subordination described in the related Prospectus Supplement.

Closing Date: October 18, 2001 10:00 a.m., New York time.

The undersigned, as the Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.

BEAR, STEARNS & CO. INC.

By: /s/ Thomas Marano
       Name Thomas Marano
       Title: Senior Managing Director

Accepted:

STRUCTURED ASSET MORTGAGE INVESTMENTS INC.

By: /s/ Baron Silverstein
       Name: Baron Silverstein
       Title: Vice President

Annex A

Mortgage Loan Schedule

SEE EXHIBIT B OF THE POOLING AND SERVICING AGREEMENT